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                        PEGASUS COMMUNICATIONS ANNOUNCES
                    TIMING OF CREATION OF NEW HOLDING COMPANY



BALA CYNWYD, PA, December 19, 2000 - Pegasus Communications Corporation (NASDAQ:
PGTV) announced today that it anticipates completing its previously announced reorganization of its existing businesses under a newly created holding company by the end of January 2001. The new holding company will assume the name Pegasus Communications Corporation. In connection with the reorganization:

o Pegasus' existing DBS business will be retained by Pegasus Communications Corporation, which will be renamed Pegasus Satellite Communications, Inc. ("Pegasus Satellite"). Pegasus Satellite will also hold Pegasus' broadcast television business and its broadband and TV centric Internet access businesses. As a result of the reorganization, Pegasus Satellite will become a direct subsidiary of the new holding company.

o Pegasus' intellectual property rights licensed from Personalized Media Communications and its Ka and Ku band FCC license applications will be held by another direct subsidiary of the new holding company.

Pegasus is effecting this reorganization to increase its flexibility to pursue new activities and initiatives through other subsidiaries of the new holding company rather than through the existing company.

As a result of the reorganization, all of the capital stock of the existing Pegasus Communications Corporation, including its Class A Common Stock and preferred stock, will be exchanged for shares of the new holding company. The Class A Common Stock of the new holding company will trade on the NASDAQ National Market under the symbol "PGTV." Pegasus Communications Corporation's existing debt will remain obligations of Pegasus Satellite.

A separate press release has been issued today relating to the commencement of the exchange offer of the Series A Preferred Stock to be held by the new holding company.

About Pegasus

Pegasus Communications Corporation (www.pgtv.com) is one of the fastest growing media companies in the United States and serves approximately 1.3 million DBS subscribers in 41 states. Pegasus is the tenth largest multichannel video provider in the United States and the only publicly traded cable, satellite TV or Internet services company exclusively focused on providing service to rural and underserved areas. Through agreements with MetaTV, Liberate Technologies, Genuirty, Hughes Network Systems and other companies, Pegasus is expanding the array of advanced digital products and services it offers through the more than 3,000 independent retailers in the Pegasus Retail Network to include interactive television, narrowband TV centric Internet access and broadband Internet access to TV's, PC's and other Internet access appliances.


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For further information, please contact:
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Yolanda Robins                              Jeff Majtyka
Pegasus Communications Corporation          Brainerd Communications, Inc.
(610) 934-7030                              (212) 986-6667
yrobins@pgtv.com                            majtyka@braincomm.com
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